Exhibit 99

PepsiAmericas Reports Third Quarter 2008 Results

  Reported EPS from continuing operations up 18% to $0.65; adjusted EPS from continuing operations up 25% to $0.70.
  Revenue growth of 12%.
  Reported operating income up 5%; adjusted operating income up 9%.

MINNEAPOLIS--(BUSINESS WIRE)--October 22, 2008--PepsiAmericas, Inc. (NYSE:PAS) today reported net income of $73.1 million in the third quarter of 2008, with revenue up 12 percent including acquisitions. Diluted earnings per share (EPS) was $0.58 in the third quarter of 2008, which included a $0.05 reduction for special charges and a $0.07 reduction associated with previously discontinued operations. The special charges are primarily related to the restructuring of the Caribbean operations. These results compare to third quarter reported net income in 2007 of $71.5 million, or EPS of $0.55. EPS in 2007 included a $0.01 reduction for special charges related to the realignment of the U.S. sales organization.

Chairman and Chief Executive Officer Robert C. Pohlad said: “We are pleased with our third quarter results. We successfully navigated what continues to be a challenging U.S. environment through disciplined pricing, strong marketplace execution and effective productivity initiatives. Our Central and Eastern European business delivered strong revenue growth, led by solid results in Poland, Romania and Ukraine.”

“We are also taking steps over the balance of this year to improve profitability in our Caribbean business. It is a combination of our clear operating priorities, along with our strong and diverse geographic portfolio, that continue to drive our results, and position us to achieve our full year adjusted EPS of $1.92 to $1.96.”

Third Quarter Worldwide Financial Highlights

  Revenue increased 12 percent to $1.3 billion, reflecting 8 percentage points from acquisitions, strong pricing across all markets and modest volume growth in Central and Eastern Europe (CEE).
  Volume grew 7.9 percent, with constant territory volume down 2.2 percent reflecting U.S. volume declines.
  Operating income increased 5 percent to $146.3 million. These results included special charges totaling $7.1 million, compared to special charges of $1.3 million included in prior year operating income of $140 million.
  Foreign currency contributed 3 percentage points of growth to revenue, 2 percentage points to cost of goods sold and 4 percentage points to selling, delivery and administrative expenses. The net effect was an 8 percentage point benefit to operating income.
  The results also included the benefit from a reduction in the company's effective tax rate, which reflected favorable country mix and various other items that contributed 4.1 percentage points of favorability. The effective tax rate in the current quarter was 27 percent compared to 35.1 percent in the prior year’s third quarter.

Third Quarter U.S. Operations Highlights

Net sales in the U.S. increased 1 percent to $882.7 million in the third quarter as pricing offset a 2.4 percent decline in volume. The decline in volume was primarily driven by non-carbonated beverages with declines in the lower margin Aquafina take-home package as well as Trademark Lipton. Total carbonated soft drink (CSD) volume declined only 1 percent, which was an improvement from the first and second quarters’ performances, aided by strong holiday volume, innovation and strong growth in flavored CSDs. Single-serve volume decreased 4.8 percent due to softness in the foodservice channel, including third-party operators and full service vending.

Net pricing grew 3.2 percent, primarily reflecting rate increases to cover the higher raw material costs. Domestic cost of goods sold per unit increased 2.3 percent, reflecting increased raw material costs and higher non-carbonated mix related costs. Gross profit increased 1 percent in the quarter to $361.6 million.

Selling, delivery and administrative expenses increased 3 percent to $271.9 million driven by higher fuel costs and increased compensation and benefit expenses. Third quarter operating income was $89.1 million, compared to $90.8 million in the prior year quarter, which included special charges of $0.6 million and $1.3 million, respectively.

Third Quarter International Operations Highlights

CEE’s net sales were $382.4 million in the third quarter, up 61 percent, with 38 percentage points of the increase attributed to acquisitions. CEE volume grew 38.2 percent, with constant territory volume up 1 percent led by continued strong growth in Poland and Romania partly offset by a decline in Hungary.

Average net pricing increased 18.4 percent reflecting a 7 percent improvement in local currency and a 16 percent increase from foreign currency partly offset by a 5 percent negative impact from acquisitions. Cost of goods sold per unit increased 24.5 percent reflecting 6 percent increases from both local currency and acquisitions, with the remainder coming from foreign currency. Gross profit grew 51 percent to $164.7 million for the quarter, with acquisitions driving 23 percent of the increase. Selling, delivery and administrative expenses of $101.7 million were up 61 percent, which included 24 percent from acquisitions and 21 percent from foreign currency. The remaining increase was driven mainly by continued investments in advertising and marketing.

CEE’s operating income increased to $62.4 million, a $16.1 million improvement over the prior year driven by acquisitions and currency benefits.

Caribbean net sales were $62.4 million, down 7 percent, as volume declined 15.5 percent driven mainly by Puerto Rico. While net pricing increased 7.9 percent to cover cost of goods sold per unit increases of 9.2 percent, gross profit declined 10 percent to $15.9 million reflecting the volume declines. Selling, delivery and administrative expenses increased 3 percent to $15.2 million due to higher energy costs. The Caribbean reported an operating loss of $5.2 million, including special charges of $5.9 million, compared to operating income of $2.9 million in the prior year.

A strategic restructuring of the Caribbean business was initiated in the third quarter to streamline operations and improve profitability, resulting in a $5.9 million non-cash special charge.

Outlook

The following table details our full year 2008 EPS guidance:

Reported diluted EPS	$1.78 to $1.82
Diluted EPS from discontinued operations	$0.07
Diluted EPS from continuing operations	$1.85 to $1.89
Estimated special charges for restructuring activities	$0.08
Estimated impact of 53rd week in U.S. and the Caribbean	($0.01)
Adjusted diluted EPS	$1.92 to $1.96

The company continues to expect adjusted diluted EPS in the $1.92 to $1.96 range, as tax favorability is offset by a change in the anticipated foreign currency impact. Estimated full year special charges include an anticipated $0.02 charge in the fourth quarter primarily related to severance. In 2008, the company expects to generate adjusted operating cash flow of approximately $180 million.

Conference Call

PepsiAmericas will hold its third quarter 2008 earnings conference call at 10:00 AM CDT today, Wednesday, October 22, 2008, through a live webcast over the Internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

About PepsiAmericas

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of nearly $4.5 billion in 2007, PAS employs over 20,000 people and operates 33 manufacturing facilities and over 185 distribution centers across its markets. PAS serves a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information on our company, please visit our website at www.pepsiamericas.com.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business and political conditions in the countries and territories where we operate. For further information, please see "Risk Factors" in our 2007 Annual Report on Form 10-K.

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Third Quarter		First Nine Months

	2008	2007	2008	2007

Net sales	$1,327.5	$1,183.1	$3,767.0	$3,342.2
Cost of goods sold	785.3	699.2	2,254.2	1,977.0
Gross profit	542.2	483.9	1,512.8	1,365.2
Selling, delivery and administrative expenses	388.8	342.6	1,123.0	1,017.5
Special charges	7.1	1.3	7.7	4.1
Operating income	146.3	140.0	382.1	343.6
Interest expense, net	27.5	27.3	85.6	79.1
Other (expense) income, net	(1.4)	(1.5)	(1.6)	1.4
Income from continuing operations before income taxes, minority interest and equity in net loss of nonconsolidated companies	117.4	111.2	294.9	265.9
Income taxes	31.7	39.0	87.4	93.4
Minority interest	(3.3)	(0.7)	(9.0)	(0.3)
Equity in net loss of nonconsolidated companies	(0.1)	-	(0.7)	-
Income from continuing operations	82.3	71.5	197.8	172.2
Loss from discontinued operations, net of tax	9.2	-	9.2	2.1
Net income	$73.1	$71.5	$188.6	$170.1

Weighted average common shares:
Basic	124.6	126.6	125.7	126.1
Incremental effect of stock options and awards	1.7	2.4	1.7	2.3
Diluted	126.3	129.0	127.4	128.4

Earnings per share:
Basic:
Income from continuing operations	$0.66	$0.56	$1.57	$1.37
Loss from discontinued operations	(0.07)	-	(0.07)	(0.02)
Total	$0.59	$0.56	$1.50	$1.35
Diluted:
Income from continuing operations	$0.65	$0.55	$1.55	$1.34
Loss from discontinued operations	(0.07)	-	(0.07)	(0.02)
Total	$0.58	$0.55	$1.48	$1.32

Cash dividends declared per share	$0.135	$0.13	$0.405	$0.39

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Third Quarter	End of Fiscal Year
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$265.3	$189.7
Receivables, net	380.2	330.6
Inventories:
Raw materials and supplies	132.6	144.5
Finished goods	160.5	143.2
Total inventories	293.1	287.7

Other current assets	136.9	114.1
Total current assets	1,075.5	922.1

Property and equipment	2,993.9	2,850.5
Accumulated depreciation	(1,583.6)	(1,520.9)
Net property and equipment	1,410.3	1,329.6

Goodwill and intangible assets, net	2,954.3	2,978.3
Other assets	70.8	78.0

Total assets	$5,510.9	$5,308.0

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$541.9	$337.6
Payables	225.6	224.0
Other current liabilities	333.3	341.0
Total current liabilities	1,100.8	902.6

Long-term debt	1,650.0	1,803.5
Deferred income taxes	312.3	282.5
Minority interest	306.5	273.4
Other liabilities	205.5	187.7

Total liabilities	3,575.1	3,449.7

Shareholders' equity:
Preferred stock	-	-
Common stock	1,292.0	1,292.7
Retained income	807.5	670.9
Accumulated other comprehensive income	131.4	98.8
Treasury stock	(295.1)	(204.1)
Total shareholders' equity	1,935.8	1,858.3

Total liabilities and shareholder's equity	$5,510.9	$5,308.0

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Nine Months
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$188.6	$170.1
Loss from discontinued operations	9.2	2.1
Income from continuing operations	197.8	172.2
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	155.1	145.5
Deferred income taxes	8.5	(0.9)
Special charges	7.7	4.1
Cash outlays related to special charges	(2.6)	(12.5)
Pension contributions	-	(0.7)
Minority interest	9.0	0.3
Equity in net loss of nonconsolidated companies	0.7	-
Excess tax benefits from share-based payment arrangements	(1.0)	(9.2)
Gain on sale of non-core property	-	(10.2)
Marketable securities impairment	-	4.0
Other	16.8	21.4
Changes in assets and liabilities:
Increase in receivables	(50.5)	(19.9)
Increase in inventories	(1.4)	(11.9)
(Decrease) increase in payables	(3.2)	10.9
Net change in other assets and liabilities	(16.7)	35.4
Net cash provided by operating activities of continuing operations	320.2	328.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(162.9)	(143.3)
Proceeds from sales of property and equipment	6.4	27.8
Franchises and companies acquired	(1.0)	(543.9)
Purchase of equity investment	-	(2.3)
Net cash used in investing activities	(157.5)	(661.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	94.4	(2.0)
Proceeds from issuance of long-term debt	-	298.2
Repayment of long-term debt	(47.5)	(38.9)
Cash dividends	(51.4)	(48.6)
Treasury stock purchases	(105.2)	(59.4)
Excess tax benefits from share-based payment arrangements	1.0	9.2
Contribution from joint venture minority shareholder	26.0	216.8
Issuance of common stock	2.8	48.2
Net cash used in financing activities	(79.9)	423.5

Net operating cash flows used in discontinued operations	(7.5)	(7.5)
Effects of exchange rate changes on cash and cash equivalents	0.3	(3.3)
Change in cash and cash equivalents	75.6	79.5
Cash and cash equivalents at beginning of year	189.7	93.1
Cash and cash equivalents at end of quarter	$265.3	$172.6

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, income from continuing operations, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives, gain on sale of non-core property and the impairment of marketable securities.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below that summarizes these adjustments that impact comparability of the periods presented:

1. Reconciliation of Non-GAAP disclosures (continued):

	Third Quarter 2008			Third Quarter 2007
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income

(Unaudited, in millions)
As Reported	$146.3	$82.3	$73.1	$140.0	$71.5	$71.5
Items impacting comparability:
Special charges	7.1	6.7	6.7	1.3	0.7	0.7
Adjusted Comparisons	$153.4	$89.0	$79.8	$141.3	$72.2	$72.2

Weighted average common shares:
Basic			124.6			126.6
Incremental effect of stock options and awards			1.7			2.4
Diluted			126.3			129.0

Earnings per share - basic
As reported:
Continuing operations			$0.66			$0.56
Discontinued operations			(0.07)			-
Total			$0.59			$0.56
As adjusted:
Continuing operations			$0.71			$0.57
Discontinued operations			(0.07)			-
Total			$0.64			$0.57
Earnings per share - diluted
As reported:
Continuing operations			$0.65			$0.55
Discontinued operations			(0.07)			-
Total			$0.58			$0.55
As adjusted:
Continuing operations			$0.70			$0.56
Discontinued operations			(0.07)			-
Total			$0.63			$0.56

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures (continued):

	First Nine Months 2008			First Nine Months 2007
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income

(Unaudited, in millions)
As Reported	$382.1	$197.8	$188.6	$343.6	$172.2	$170.1
Items impacting comparability
Special charges, net	7.7	7.0	7.0	4.1	2.5	2.5
Marketable securities impairment	-	-	-	-	2.5	2.5
Gain on sale of non-core property	-	-	-	-	(6.3)	(6.3)
Adjusted Comparisons	$389.8	$204.8	$195.6	$347.7	$170.9	$168.8

Weighted average common shares:
Basic			125.7			126.1
Incremental effect of stock options and awards			1.7			2.3
Diluted			127.4			128.4

Earnings per share - basic
As reported:
Continuing operations			$1.57			$1.37
Discontinued operations			(0.07)			(0.02)
Total			$1.50			$1.35
As adjusted:
Continuing operations			$1.63			$1.36
Discontinued operations			(0.07)			(0.02)
Total			$1.56			$1.34
Earnings per share - diluted
As reported:
Continuing operations			$1.55			$1.34
Discontinued operations			(0.07)			(0.02)
Total			$1.48			$1.32
As adjusted:
Continuing operations			$1.61			$1.33
Discontinued operations			(0.07)			(0.02)
Total			$1.54			$1.31

Adjustments included in this earnings release were as follows:

Special Charges: In the third quarter of 2008, we recorded special charges of $7.1 million. We recorded $5.9 million of special charges in the Caribbean, which consisted of a $2.9 million impairment charge related to an intangible asset and a $3.0 million impairment of fixed assets. We recorded $0.6 million in the U.S. related to our strategic realignment of the U.S. sales organization, primarily for relocation costs and $0.6 million in CEE related to severance, fixed asset write-offs and lease payments. We also recorded special charges of $0.6 million in the first half of 2008.

In the third quarter and first nine months of 2007, we recorded special charges of $1.3 and $3.9 million, respectively, in the U.S. related to our strategic realignment of the U.S. sales organization. In addition, we recorded special charges of $0.2 million in the first nine months of 2007 in Central and Eastern Europe, primarily related to a reduction in the workforce. These special charges were primarily for severance, related benefits and relocation costs.

Marketable Securities Impairment: In the second quarter of 2007, we recorded an other-than-temporary impairment loss of $4.0 million ($2.5 million after taxes) related to an equity security that is classified as available-for-sale. The loss was recorded in the "Other (expense) income, net."

Gain on Sale of Non-Core Property: During the second quarter of 2007, we recorded a gain of $10.2 million ($6.3 million after taxes) related to the sale of railcars and locomotives, which was reflected in "Other (expense) income, net."

Other items impacting comparability:
In the second quarter of 2007, we completed the formation of a joint venture with PepsiCo to acquire an 80 percent interest in Sandora, LLC ("Sandora"), the leading juice company in Ukraine. Under the terms of the joint venture agreement, we hold a 60 percent interest and PepsiCo holds a 40 percent interest. On August 20, 2007, the joint venture completed its 80 percent acquisition of Sandora. During the fourth quarter of 2007, the joint venture acquired the remaining 20 percent interest in Sandora. Beginning in the third quarter of 2007, we fully consolidated the results of operations of the joint venture and report minority interest in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-month lag basis.

In the third quarter of 2007, we purchased a 20 percent interest in a joint venture that owns Agrima JSC ("Agrima"). Agrima produces, sells and distributes PepsiCo products and other beverages throughout Bulgaria. We record equity in net earnings of nonconsolidated companies in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-quarter lag basis.

In the third quarter of 2008, we recorded a discontinued operations charge of $9.2 million after taxes. The charge related to revised estimates for environmental remediation, legal and related administrative costs.

CONTACT:
PepsiAmericas, Inc.
Sara Zawoyski, 612-661-3830 (Investor Relations)
Mary Viola, 847-598-2870 (Media Relations)